Exhibit 99.1
News Release

Independent Bank Corporation 230 West Main Street Ionia, MI 48846 616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2010 FOURTH QUARTER AND FULL YEAR RESULTS
IONIA, Mich., Feb. 1, 2011 — Independent Bank Corporation (NASDAQ: IBCP) reported a fourth quarter 2010 net loss applicable to common stock of $4.9 million, or $0.65 per share, versus a loss of $49.2 million, or $20.49 per share, in the prior-year period. The net loss applicable to common stock for the year ended Dec. 31, 2010 was $20.8 million, or $4.09 per share, compared to a loss of $94.5 million, or $39.60 per share, for all of 2009. The 2010 results include an $18.1 million gain on the extinguishment of debt that was recorded in June 2010.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Although our fourth quarter and full year 2010 operating results continue to reflect the challenging market conditions we face in Michigan, we are encouraged that these results are much improved as compared to 2009. In addition, there are several indicators that now suggest a slowly improving economic environment in Michigan for 2011 and beyond, which further adds to our optimism. Our progress in improving asset quality is reflected in a reduction in our provision for loan losses and non-performing loans. However, a decline in our net interest income did adversely impact our core operating results. This decline continues to be in part driven by our goal of maintaining very high levels of liquidity and otherwise managing our balance sheet in order to preserve our regulatory capital ratios. As explained in more detail below, I am pleased to report that we were successful in achieving our goal of 11% total capital to risk-weighted assets. Our primary focus continues to be returning Independent Bank Corporation to consistent profitability as soon as possible.”
Operating Results
The Company’s net interest income totaled $26.1 million during the fourth quarter of 2010, a decrease of $7.3 million, or 22.0% from the year-ago period, and a decrease of $0.9 million, or 3.4% from the third quarter of 2010. The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.35% during the fourth quarter of 2010, compared to 4.78% in the year-ago period, and 4.26% in the third quarter of 2010. The year-over-year decrease in the quarterly net interest margin is primarily due to a change in asset mix, as higher yielding loans declined and lower yielding overnight investments at the Federal Reserve Bank increased. This change in asset mix principally reflects the Company’s current strategy of maintaining significantly higher balances of overnight investments to enhance liquidity. In addition, average interest-earning assets declined to $2.38 billion in the fourth quarter of 2010 compared to $2.78 billion in the year-ago quarter and $2.52 billion in the third quarter of 2010. The decline in assets reflects the Company’s efforts to preserve regulatory capital ratios despite the adverse impact on capital of net losses over the past three years.
For all of 2010, net interest income totaled $111.7 million, a decrease of $26.9 million, or 19.4% from 2009. The Company’s net interest margin for all of 2010 decreased to 4.36% compared to 5.00% in 2009. The reasons for the decline in net interest income for full year 2010 are consistent with those described above for the comparative quarterly periods.

Service charges on deposits totaled $4.9 million and $21.5 million, respectively, for the fourth quarter and full year of 2010, representing decreases of 20.6% and 11.7%, respectively, from the comparable year ago periods. These decreases principally relate to a decline in customer overdraft occurrences.
Interchange income totaled $2.2 million and $8.3 million for the fourth quarter and full year of 2010, respectively, representing increases of 16.3% and 16.9%, respectively, over the year ago comparative periods. These increases primarily reflect a rise in customer debit card transaction volume and PIN-based interchange fees.
Gains on the sale of mortgage loans were $4.3 million in the fourth quarter of 2010, compared to $2.1 million in the year-ago quarter. For all of 2010, gains on the sale of mortgage loans totaled $12.3 million compared to $10.9 million in 2009. The growth in gains relates primarily to an improvement in the profit margin on such loan sales. Because of the recent increase in mortgage loan interest rates towards the end of 2010, the Company expects a significantly lower level of refinancing activity in 2011.
Mortgage loan servicing generated income of $2.5 million in the fourth quarter of 2010, compared to income of $1.2 million in the year-ago period. This improvement was due to the change in the impairment reserve (a $2.7 million recovery in the fourth quarter of 2010 compared to a $0.9 million recovery in the year-ago quarter) that was partially offset by a $0.6 million increase in the amortization of capitalized mortgage loan servicing rights. The recovery of previously recorded impairment charges in the last quarter of 2010 primarily reflects higher mortgage loan interest rates at the end of the fourth quarter of 2010, resulting in lower estimated future prepayment rates. For all of 2010, mortgage loan servicing generated a loss of $0.5 million as compared to income of $2.3 million in 2009. The full year comparative variance is primarily due to changes in the impairment reserve ($0.9 million charge in 2010 versus a $2.3 million recovery in 2009). Capitalized mortgage loan servicing rights totaled $14.7 million at Dec. 31, 2010 compared to $15.3 million at Dec. 31, 2009. As of Dec. 31, 2010, the Company serviced approximately $1.76 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expenses totaled $40.4 million in the fourth quarter of 2010, compared to $71.5 million in the year-ago period. The decline in non-interest expenses was primarily due to decreases in vehicle service contract payment plan counterparty contingencies (down $15.1 million) and goodwill impairment charges (down $16.7 million). The 2009 goodwill impairment charge relates to the Company’s vehicle service contract payment plan business. Several other categories of non-interest expense (including compensation and employee benefits, occupancy, furniture, fixtures and equipment and advertising) declined in 2010 as compared to 2009 principally reflecting the Company’s cost reduction initiatives. For all of 2010, non-interest expenses totaled $155.0 million versus $188.4 million in 2009. The changes in the full year comparative period were generally commensurate with the quarterly comparative changes.
Fourth quarter and full year 2010 non-interest expenses included a $4.4 million and $18.6 million charge, respectively, (compared to $19.5 million and $31.2 million in the comparable respective periods in 2009) related to Mepco Finance Corporation’s (“Mepco”) business of purchasing and servicing payment plans for vehicle service contracts. These payment plans (which are classified as payment plan receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase coverage under a vehicle service contract by making monthly payments, generally for a term of 12 to 24 months, to the sellers of those contracts (referred to as Mepco’s “counterparties”). Mepco purchases these payment plans from these counterparties. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the vehicle service contract and provided the coverage. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, Mepco recognizes estimated probable incurred losses. Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. At Dec. 31, 2010 the Company had $37.3 million of vehicle service contract counterparty receivables that it believes are collectible. During 2010, payment plan receivables declined by $205.1 million (or 50.5%) to $201.3 million at Dec. 31, 2010, due primarily to a reduction in payment plan balances associated with one counterparty that has gone out of business.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, costs (recoveries) related to unfunded lending commitments, securities gains or losses, vehicle service contract counterparty contingencies, any impairment charges or recoveries (including capitalized mortgage loan servicing rights, goodwill and losses on ORE or repossessed assets), gain on extinguishment of debt and elevated loan and collection costs caused by the current economic cycle.
The following table reconciles consolidated net loss presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to pre-tax, pre-provision core operating earnings. Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income

(loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues. It displays core operating earnings trends before the impact of these challenges. The Asset Quality section of this release isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.
The decline in the Company’s pre-tax, pre-provision core operating earnings for the fourth quarter and full year of 2010 as compared to the comparable periods in 2009 is principally due to a decrease in net interest income as described above.

Pre-Tax, Pre- Provision Core Operating Earnings
	Three Months Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
		(in thousands)
Net loss	$(4,146)	$(48,155)	$(16,709)	$(90,227)
Income tax expense (benefit)	(504)	(1,456)	(1,590)	(3,210)
Provision for loan losses(1)	7,463	25,116	46,229	103,032
Securities (gains) losses	14	26	(1,177)	(3,744)
Vehicle service contract counterparty contingencies	4,386	19,506	18,633	31,234
Impairment (recovery) charge on capitalized loan servicing	(2,742)	(890)	908	(2,349)
Impairment charge on goodwill	—	16,734	—	16,734
Gain on extinguishment of debt	—	—	(18,066)	—
Losses on other real estate and repossessed assets	4,843	1,796	9,722	8,554
Elevated loan and collection costs (2)	2,697	2,584	10,323	9,727

Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings	$12,011	$15,261	$48,273	$69,751

(1)	Includes costs (recoveries) related to unfunded lending commitments.

(2)	Represents the excess amount over a “normalized” level of $1.25 million quarterly or $5.0 million annually.
Asset Quality
Commenting on asset quality, CEO Magee noted: “We are pleased to report significant improvements in asset quality metrics in 2010 compared to 2009. Our provision for loan losses decreased by $56.6 million, or 54.7%, primarily reflecting a reduction in non-performing loans, as well as an overall decline in total loan balances. Non-performing loans and loan net charge-offs declined by 38.5% and by 23.8%, respectively. Further, our 2010 year end thirty to eighty-nine day delinquency rates declined from prior year levels for all loan categories. Our team remains focused on managing our commercial and retail loan portfolios to achieve further positive progress on asset quality in 2011.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2010	9/30/2010	12/31/2009
	(Dollars in Millions)
Commercial(2)	$29.6	$29.8	$50.4
Consumer/installment	4.2	4.9	8.4
Mortgage	30.9	32.9	48.0
Payment plan receivables(3)	2.9	2.5	3.1

Total	$67.6	$70.1	$109.9

Ratio of non-performing loans to total portfolio loans	3.73%	3.67%	4.78%

Ratio of non-performing assets to total assets	4.22%	4.20%	4.77%

Ratio of the allowance for loan losses to non-performing loans	100.50%	102.31%	74.35%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

(2)	The Dec. 31, 2010 balance includes $3.1 million of commercial loans on which the payments are current but they are classified as non-accrual because full repayment of principal and interest is not expected.

(3)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These amounts are to be distinguished from receivables due to Mepco from its counterparties related to cancelled payment plans for which Mepco has completed the process to charge the applicable counterparty for the balance due, which totaled $37.3 million, $33.5 million and $5.4 million (each net of reserves), at Dec. 31, 2010, Sept. 30, 2010 and Dec. 31, 2009 respectively.
Non-performing loans have declined by $42.3 million, or 38.5%, since year-end 2009. The decrease in non-performing loans since year-end 2009 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). The elevated level of non-performing residential mortgage loans is primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. However, retail non-performing loans have declined for six consecutive quarters and are at their lowest level since the first quarter of 2008. ORE and repossessed assets totaled $39.4 million at Dec. 31, 2010, compared to $45.0 million at Sept. 30, 2010 and $31.5 million at Dec. 31, 2009.
The provision for loan losses was $7.5 million and $25.1 million in the fourth quarters of 2010 and 2009, respectively. For all of 2010, the provision for loan losses totaled $46.8 million versus $103.3 million in 2009. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs. Loan net charge-offs were $11.4 million (2.42% annualized of average loans) in the fourth quarter of 2010, compared to $17.1 million (2.89% annualized of average loans) in the fourth quarter of 2009. Loan net charge-offs were $60.6 million (2.97% of average loans) and $79.5 million (3.28% of average loans) for all of 2010 and 2009, respectively. The decline in 2010 loan net charge-offs compared to 2009 levels is primarily due to a decline in commercial loan net charge-offs. At Dec. 31, 2010, the allowance for loan losses totaled $67.9 million, or 3.75% of portfolio loans, compared to $81.7 million, or 3.55% of portfolio loans, at Dec. 31, 2009.
Balance Sheet, Liquidity and Capital
Total assets were $2.54 billion at Dec. 31, 2010, a decrease of $430.1 million, or 14.5%, from Dec. 31, 2009. Loans, excluding loans held for sale, were $1.81 billion at Dec. 31, 2010, compared to $2.30 billion at Dec. 31, 2009. Deposits totaled $2.25 billion at Dec. 31, 2010, a decrease of $313.9 million from Dec. 31, 2009. The decline in deposits is primarily due to a planned reduction of brokered CDs that was partially offset by increases in the balance of non-interest bearing deposits.
Cash and cash equivalents totaled $385.4 million at Dec. 31, 2010, versus $288.7 million at Dec. 31, 2009. This increase reflects the Company’s efforts to augment liquidity.

Stockholders’ equity totaled $119.1 million at Dec. 31, 2010, or 4.70% of total assets. The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

			Well
			Capitalized
Regulatory Capital Ratio	12/31/10	12/31/2009	Minimum
Tier 1 capital to average total assets	6.58%	6.72%	5.00%
Tier 1 capital to risk-weighted assets	9.77%	9.08%	6.00%
Total capital to risk-weighted assets	11.06%	10.36%	10.00%
Capital Raising and Strategic Initiatives
As previously announced, the Company adopted a capital restoration plan (the “Capital Plan”) in Jan. 2010. The primary objective of this Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for Independent Bank as established by its Board of Directors. These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets. As noted above, as of Dec. 31, 2010, the Bank’s Total Capital to Risk-Weighted Assets ratio exceeded the target of 11%.
The Capital Plan sets forth three primary capital raising initiatives:
     (1) an offer to exchange shares of the Company’s common stock for any or all of the Company’s outstanding trust preferred securities;
     (2) the exchange of shares of the Company’s common stock for any or all of the shares of preferred stock held by the United States Department of Treasury (“UST”); and
     (3) a public offering of the Company’s common stock for cash.
During the second quarter of 2010, the Company completed transactions designed to accomplish the first two initiatives. On June 23, 2010, the Company completed its offer to exchange shares of its common stock for its outstanding trust preferred securities, which resulted in the issuance of common stock in exchange for the surrender of outstanding trust preferred securities with an aggregate liquidation amount of $41.4 million. On Apr. 16, 2010, the Company closed a transaction with the UST for the exchange of the $72 million of Series A preferred stock that the UST acquired pursuant to the TARP Capital Purchase Program for new shares of Series B convertible preferred stock. A key benefit of this transaction was obtaining the right, under the terms of the new Series B convertible preferred stock, to compel the conversion of this stock into shares of the Company’s common stock, provided that the Company meets a number of conditions. The conditions are primarily intended to ensure that the Company successfully implements the other elements of its Capital Plan, as described above.
These first two initiatives were designed to improve the Company’s ratio of tangible common equity to tangible assets, reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock, and otherwise improve the Company’s ability to successfully raise additional capital through a public offering of its common stock, which is the last component of the Capital Plan.
CEO Magee stated, “In light of the Company’s continued improvements in asset quality and other positive indicators, we are reevaluating our alternatives in connection with the above-referenced capital raising initiatives. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the Treasury Department.”
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit the Company’s Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2010	2009
	(unaudited)
	(in thousands, except share amounts)
Assets
Cash and due from banks	$48,933	$65,214
Interest bearing deposits	336,441	223,522

Cash and Cash Equivalents	385,374	288,736
Trading securities	32	54
Securities available for sale	67,864	164,151
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,630	27,854
Loans held for sale, carried at fair value	50,098	34,234
Loans
Commercial	707,530	840,367
Mortgage	658,679	749,298
Installment	245,644	303,366
Payment plan receivables	201,263	406,341

Total Loans	1,813,116	2,299,372
Allowance for loan losses	(67,915)	(81,717)

Net Loans	1,745,201	2,217,655
Other real estate and repossessed assets	39,413	31,534
Property and equipment, net	68,359	72,616
Bank-owned life insurance	47,922	46,514
Other intangibles	8,980	10,260
Capitalized mortgage loan servicing rights	14,661	15,273
Prepaid FDIC deposit insurance assessment	15,899	22,047
Vehicle service contract counterparty receivables, net	37,270	5,419
Accrued income and other assets	30,545	29,017

Total Assets	$2,535,248	$2,965,364

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$451,856	$334,608
Savings and NOW	995,662	1,059,840
Retail time	530,774	542,170
Brokered time	273,546	629,150

Total Deposits	2,251,838	2,565,768
Other borrowings	71,032	131,182
Subordinated debentures	50,175	92,888
Vehicle service contract counterparty payables	11,739	21,309
Accrued expenses and other liabilities	31,379	44,356

Total Liabilities	2,416,163	2,855,503

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized Issued and outstanding:
At December 31, 2010: Series B, 74,426 shares, $1,036 liquidation preference per share	75,700	—
At December 31, 2009: Series A, 72,000 shares, $1,000 liquidation preference per share	—	69,157
Common stock, no par value at December 31, 2010, and $1.00 par value at December 31, 2009—authorized: 500,000,000 shares at December 31, 2010, and 60,000,000 shares at December 31, 2009; issued and outstanding: 7,860,483 shares at December 31, 2010, and 2,402,851 shares at December 31, 2009	246,407	2,386
Capital surplus	—	223,095
Accumulated deficit	(189,902)	(169,098)
Accumulated other comprehensive loss	(13,120)	(15,679)

Total Shareholders’ Equity	119,085	109,861

Total Liabilities and Shareholders’ Equity	$2,535,248	$2,965,364

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$32,210	$34,370	$43,033	$142,282	$177,948
Interest on securities
Taxable	481	509	1,420	3,052	6,333
Tax-exempt	338	383	745	1,932	3,669
Other investments	399	425	244	1,585	1,106

Total Interest Income	33,428	35,687	45,442	148,851	189,056

Interest Expense
Deposits	5,700	6,737	8,937	28,164	35,405
Other borrowings	1,662	1,965	3,107	9,034	15,128

Total Interest Expense	7,362	8,702	12,044	37,198	50,533

Net Interest Income	26,066	26,985	33,398	111,653	138,523
Provision for loan losses	7,528	9,543	25,110	46,765	103,318

Net Interest Income After Provision for Loan Losses	18,538	17,442	8,288	64,888	35,205

Non-interest Income
Service charges on deposit accounts	4,887	5,516	6,158	21,511	24,370
Net gains (losses) on assets
Mortgage loans	4,286	3,829	2,060	12,330	10,860
Securities	14	(3)	39	1,639	3,826
Other than temporary loss on securities available for sale
Total impairment loss	(28)	(316)	(4,056)	(462)	(4,073)
Loss recognized in other comprehensive loss	—	—	3,991	—	3,991

Net impairment loss recognized in earnings	(28)	(316)	(65)	(462)	(82)
Interchange income	2,160	2,075	1,858	8,257	7,064
Mortgage loan servicing	2,465	(1,377)	1,241	(523)	2,252
Title insurance fees	644	533	410	2,037	2,272
Gain (loss) on extinguishment of debt	—	(20)	—	18,066	—
Other income	2,781	2,241	1,919	8,958	9,239

Total Non-interest Income	17,209	12,478	13,620	71,813	59,801

Non-interest Expense
Compensation and employee benefits	12,262	12,806	13,275	51,711	53,003
Vehicle service contract counterparty contingencies	4,386	5,968	19,506	18,633	31,234
Loan and collection	3,947	3,805	3,834	15,323	14,727
Occupancy, net	2,791	2,721	2,882	11,016	11,092
Loss on other real estate and repossessed assets	4,843	1,296	1,796	9,722	8,554
Data processing	2,367	2,248	2,465	9,554	9,528
FDIC deposit insurance	1,589	1,651	1,658	6,805	7,328
Furniture, fixtures and equipment	1,582	1,591	1,735	6,540	7,159
Credit card and bank service fees	1,237	1,378	1,754	5,790	6,608
Advertising	567	692	1,498	2,712	5,696
Goodwill impairment	—	—	16,734	—	16,734
Costs (recoveries) related to unfunded lending commitments	(65)	(807)	6	(536)	(286)
Other expenses	4,891	4,159	4,376	17,730	17,066

Total Non-interest Expense	40,397	37,508	71,519	155,000	188,443

Loss Before Income Tax	(4,650)	(7,588)	(49,611)	(18,299)	(93,437)
Income tax benefit	(504)	(978)	(1,456)	(1,590)	(3,210)

Net Loss	$(4,146)	$(6,610)	$(48,155)	$(16,709)	$(90,227)

Preferred dividends and discount accretion	796	1,109	1,076	4,095	4,301

Net Loss Applicable to Common Stock	$(4,942)	$(7,719)	$(49,231)	$(20,804)	$(94,528)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(unaudited)
Per Common Share Data (A)
Net Loss Per Common Share
Basic (B)	$(0.65)	$(1.03)	$(20.49)	$(4.09)	$(39.60)
Diluted (C)	(0.65)	(1.03)	(20.49)	(4.09)	(39.60)
Cash dividends declared per common share	.00	.00	.00	.00	.30

Selected Ratios (A)
As a Percent of Average Interest-Earning Assets
Interest income	5.58%	5.63%	6.50%	5.81%	6.83%
Interest expense	1.23	1.37	1.72	1.45	1.83
Net interest income	4.35	4.26	4.78	4.36	5.00
Net Loss to
Average common equity	(43.56)%	(60.51)%	(255.72)%	(54.38)%	(90.72)%
Average assets	(0.75)	(1.11)	(6.55)	(0.75)	(3.17)

Average Shares (A)
Basic (B)	7,646,814	7,512,508	2,402,674	5,089,651	2,386,553
Diluted (C)	58,713,431	56,407,159	2,410,021	41,467,959	2,393,588

(A)	Shares outstanding have been adjusted for a 1-for-10 reverse stock split in 2010. These amounts are calculated using net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.